Exhibit 21.1

SIRF TECHNOLOGY HOLDINGS, INC.

List of Subsidiaries

1. SiRF Technology (Cayman), Ltd.

2. SiRF Technology, K.K.

3. SiRF Technology (India) Pvt. Ltd.